Exhibit 99.1
Investor Relations Contact:
Kevin Inda
Corporate Communications, Inc.
407-566-1180
Kevin.Inda@cci-ir.com
Media Contact:
Julie White
Director, Corporate Communications
641-787-2040
Julie.White@iowatelecom.com
Iowa Telecom Announces Changes
to its Board of Directors
NEWTON, Iowa — (Mar. 6, 2006) — Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced that during its regularly scheduled board meeting on March 2, 2006, Norman C. Frost of Baltimore, MD was elected to the company’s Board of Directors, effective immediately. Mr. Frost will serve on the company’s Compensation and Audit committees.
Mr. Frost currently is a private investor. He was a Managing Director of Legg Mason Wood Walker, Inc. and head of the firm’s Technology sector in the Investment Banking Department from 1998 to 2005. Mr. Frost has worked as an investment banker for over 25 years, focusing primarily on the telecommunications industry, where he executed a wide range of investment banking assignments for his clients including international and domestic merger and acquisition advisories, valuations, public and private equity and debt offerings, and project financings. Mr. Frost began his investment-banking career at The First Boston Corporation, spent several years as a Managing Director in the Communications Group at Bear, Stearns & Co. Inc. and prior to joining Legg Mason, was a Managing Director in the Telecommunications Group at Smith Barney, Inc.
Iowa Telecom also announced the resignation of Stuart B. Katz as a director of the company, effective March 2, 2006.
“We’re extremely pleased that Norman Frost has accepted the offer to join our Board, and look forward to working with him in the future,” stated Alan L. Wells, Iowa Telecom president and chief executive officer. “The Board also appreciates the time Stuart Katz has devoted to our Board and the contributions he’s made on behalf of the corporation and its shareholders, and wishes him well in the future.”
The company also announced that in addition to his current role, Mr. Wells became Chairman of the Board on March 2, 2006.
About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.
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